Exhibit 10.21

Amendment to Employment Agreement

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of December 1, 2016 (the “Amendment Effective Date”), by and between Kona Gold Solutions, Inc., a Delaware corporation (the “Company”), and Robert Clark (the “Executive” and, together with the Company, the “Parties”).

Whereas, the Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated as of August 12th, 2015, as amended as of December 1, 2016, and

Whereas, the Parties desire to amend Section 2.3 of the Agreement in the manner reflected herein, and

Whereas, the Board of Directors of the Company has approved the amendment of the Agreement in the manner reflected herein,

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1. Salary and Benefits. Section 2.3 of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement): “2.3. Salary and Benefits. The Executive shall be compensated in accordance with the Company's payment practices in force from time to time. The Executive will be entitled to vacations (at such time as shall not interfere with the Company's business needs), sick leaves and leaves of absence in accordance with the Company's general policies and practices governing the same in force from time to time, and will be eligible to participate in such plans for the benefit of officers or employees generally that the Company now has or institutes in the future during the Employment Period. Executive's salary shall be Three Hundred and Fifty Thousand ($350,000.00 USD)/Per year, Two Million Seven Hundred Thousand (2,700,00) Shares of Series A preferred, Six Hundred Fifty Thousand (650,000) Shares of Series B preferred, Five hundred Thousand (500,000) Shares of Series D preferred, and Two Hundred Million (200,000,000) Restricted Common Shares of the Company.”

2. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to Employment Agreement effective as of the Amendment Effective Date.

KONA GOLD SOLUTIONS, INC.

By:	/s/ Robert Clark
Name: Robert Clark
Title: Chief Executive Officer

/s/ Robert Clark
Robert Clark